TOUCHSTONE TRUSTEE
                           DEFERRED COMPENSATION PLAN
                           --------------------------

                                     PURPOSE
                                     -------

      The Touchstone Trustee Deferred Compensation Plan (Plan") is an unfunded deferred compensation arrangement to provide a tax-deferred capital accumulation opportunity to trustees of the Participating Trusts through deferral of fees.

                                    ARTICLE I
                                   DEFINITIONS
                                   -----------

      1.1 DEFINITIONS.

            (a) Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context.

                  (1) "Account" means an account established on the books of the Participating Trust for the purpose of recording amounts credited on behalf of a Participant, including any income, expenses, gains or losses.

                  (2) "Beneficiary" means the person or persons entitled to receive benefits under the Plan upon the death of a Participant.

                  (3) "Board" means the Boards of Trustees of the Participating Trusts.

                  (4) "Code" means the Internal Revenue Code of 1986, as amended.

                  (5) "Company" means The Western and Southern Life Insurance Company and any successor company.

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                  (6)   "Compensation," for purposes of deferral under this
                        Plan, means any annual retainer, meeting fee, committee fee or similar fee or compensation to which a Trustee is entitled to for services provided for a Participating Trust to the extent permitted by the applicable positions of the staff of the Securities and Exchange Commission.

                  (7) Effective Date" means the original effective date of the Plan of January 1, 2001.

                  (8) Entry Date" means the first day of each Plan Year or, for the first year a Participant becomes eligible to participate in the Plan, the first day of the first pay period following the filing of an election to defer Compensation with the Company.

                  (9) "Participant" means any Trustee who participates in the Plan in accordance with Article II hereof.

                  (10) "Participating Trust" or "Trust" means any Trust adopting this Plan, as set forth in Appendix A.

                  (11) "Plan" means the Touchstone Trustee Deferred Compensation Plan, as amended from time to time.

                  (12) "Plan Year" means the 12 consecutive month period beginning on January 1 and ending December 31.

                  (13) "Trustee" means a member of the Board of Trustees of a Participating Trust.

                  (14) "Unforeseeable Emergency" means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.


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                                   ARTICLE II
                          ELIGIBILITY AND PARTICIPATION
                          -----------------------------

      2.1 ELIGIBILITY. Each Trustee shall be eligible to participate in the Plan.

      2.2 PARTICIPATION. An eligible Trustee (as set forth in Section 2.1 above) shall become a Participant in the Plan on the Entry Date after which he becomes eligible to participate in the Plan if he has filed an election pursuant to
Section 2.3. If the eligible Trustee does not file an election pursuant to
Section 2.3 prior to his first Entry Date, then the eligible Trustee will become a Participant in the Plan as of the first day of a Plan Year for which he has filed an election.

      2.3 DEFERRAL CONTRIBUTIONS. Each Participant may elect to execute a Compensation reduction agreement with the Participating Trust to reduce his Compensation by a specified amount effective on the first day of the Plan Year as set forth in the Participant's election. Such specified amount shall not exceed the Participant's Compensation actually paid to the Participant for the Plan Year. The Participant making an election shall do so by filing with the Company on or before December 31 of any year a written election for the purpose of specifying (a) the portion of his Compensation for the succeeding Plan Year to be deferred, and (b) the date distributions are to begin and the mode of distribution. An election shall be effective as of the first day of the following Plan Year and shall apply only to Compensation payable with respect to services rendered on or after such date. The Participating Trust shall credit an amount to the Account maintained on behalf of the Participant corresponding to the amount of the Compensation reduction election. The foregoing notwithstanding, in the first year a Participant becomes eligible to participate in the Plan, the newly eligible Participant may within 30 days after the date of becoming eligible execute a Compensation reduction agreement to reduce his Compensation payable with respect to services rendered at least fifteen days subsequent to the election.

      2.4 MINIMUM DEFERRAL AMOUNT. Notwithstanding anything in this Plan to the contrary, the minimum amount of Compensation reduction per quarter shall be $1,000.00.

                                   ARTICLE III
                         DEFERRED COMPENSATION ACCOUNTS
                         ------------------------------

      3.1 PARTICIPANT ACCOUNTS. A Participating Trust shall establish and maintain an Account for each Participant who is a Trustee of such Trust. The amount of a Participant's Compensation which, pursuant to Section 2.3, he has elected to receive on a deferred basis shall, by appropriate bookkeeping entries, be credited to the Account. The Participating Trust shall maintain the Account for the express purpose of recording the amounts payable by the Participating Trust under the Plan to that Participant or to his Beneficiary or Beneficiaries pursuant to Article IV. Each Account shall be increased or decreased according to the changes in the indices described in Section 3.2 applicable to the Account. The Participating Trust shall establish and maintain such other accounts and records as it deems in its discretion to be reasonably required in order to discharge its duties under this Plan.


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

      3.2 DEFERRED COMPENSATION INDEX.

            (a) The indices and method to be used to increase or decrease a Participant's Account shall be the same indices and method used in The Western and Southern Life Insurance Company Deferred Compensation Plan II.

            (b) Participants may choose between two or more indices to measure gains and losses, and Participants are permitted to switch from one index to one of the other available indices with respect to all or part of an existing Account. Thereafter, gains and losses on that Account or portion thereof shall be measured according to the performance of the newly chosen index. In addition, Participants are also permitted to switch indices with respect to future Compensation that is subject to any existing election to defer but which has not yet been earned. A Participant is not permitted to switch indices with respect to all or part of his Account more than once in any six-month period. When a new index is selected, the selection will take effect on the fifth business day following the day the selection is received by the Company. To select a new index, a Participant must file a written election with the Company.

                                   ARTICLE IV
                            DISTRIBUTION OF BENEFITS
                            ------------------------

      4.1 DETERMINATION OF METHOD OF DISTRIBUTION. The Participant shall determine the method of distribution of benefits to himself and the method of distribution to his Beneficiary. Such determination shall be made at the time the Participant makes the first deferral election.

      4.2 METHOD OF DISTRIBUTION.

            The method of distribution shall be as follows:


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            (a)   Distributions from the portion of the Participant's Account representing the total Compensation deferred and any increments thereto (the "Account Balance"), shall be made in cash (i) in one lump sum payment on the Distribution Date, as defined below, or (ii) in ten annual installments beginning on the Distribution Date; each installment being calculated by dividing the Account Balance by the number of years remaining in the ten year period. The Distribution Date shall be a single date, at least one year after the date of the election to defer Compensation, selected at the time of the first deferral election. In the event that a Trustee's service continues beyond the Distribution Date, a new Distribution Date shall be selected. The new Distribution Date shall only be used for Compensation deferred from years beginning after the selection of that date. The initial Distribution Date shall remain in effect for Compensation deferred through the year in which the new Distribution Date is chosen. Notwithstanding the above, a Participant may elect to defer the commencement of distributions beyond the latest date set forth herein provided such Participant does so in writing to the Company at least one full year prior to the date distributions are to commence as set forth above.

            (b) Death Benefit. In the event of the death of a Participant before any or all distributions have been made, the then Account Balance shall be distributed to the Beneficiary or Beneficiaries designated by the Participant in the manner designated by the Participant. If no Beneficiary is designated by the Participant, distribution shall be made to the Participant's estate.

            (c) Hardship Distribution. A Participant may apply to the Board of which he is a member to withdraw some or all of his Account as a result of an Unforeseeable Emergency. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, payment may not be made in the event that such Unforeseeable Emergency is or may be relieved:

                  (i) Through reimbursement or compensation by insurance or otherwise, or


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

                  (ii) By liquidation of the Participant's assets, to the extent that liquidation of such assets will not itself cause severe financial hardship.

                  A Participant may request a distribution due to an Unforeseeable Emergency by submitting a written request to the Board accompanied by evidence to demonstrate that the circumstances being experienced qualify as an Unforeseeable Emergency. The Board shall have the authority to require such evidence as it deems necessary to determine if a distribution is warranted. If an application for a hardship distribution due to an Unforeseeable Emergency is approved, the distribution is limited to an amount sufficient to meet the Unforeseeable Emergency. The allowed distribution shall be payable in a method determined by the Board as soon as practicable after approval of such distribution. A Board member shall not take part in any decision of the Board that affects the distribution of his Account.

                  A Participant who has commenced receiving installment payments under the Plan may request acceleration of such payments in the event of an Unforeseeable Emergency. The Board may permit accelerated payments to the extent such accelerated payment does not exceed the amount necessary to ameliorate the Unforeseeable Emergency.

                                    ARTICLE V
                            AMENDMENT AND TERMINATION
                            -------------------------

      5.1 AMENDMENT OR TERMINATION BY COMPANY. The Company reserves the right, at any time and from time to time, to amend in whole or in part any or all provisions of the Plan or terminate the Plan without restoration and without the consent of any Participant or Beneficiary. Each amendment or termination shall be in writing, and shall become effective on the date specified therein.

      5.2 CESSATION OF PARTICIPATION. Upon execution of a resolution of its Board, a Participating Trust may cease its participation in the Plan. If a Participating Trust ceases its participation, each Trustee of that Trust shall be suspended under the Plan as long as he remains as trustee of a non-Participating Trust.

      5.3 DISTRIBUTION UPON TERMINATION OR SUSPENSION OF THE PLAN. Upon termination of the Plan, no further deferrals shall be made under the Plan, but Participant Accounts at the time of the termination or suspension of the Plan shall continue to be governed by the terms of the Plan until paid out in accordance with the Participant's fee reduction agreement.

                                   ARTICLE VI
                                  MISCELLANEOUS
                                  -------------

      6.1 UNSECURED GENERAL CREDITOR. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of a Participating Trust. Any and all of a Participating Trust's assets shall be, and remain the general unpledged, unrestricted assets of the Participating Trust. A Participating Trust's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Participating Trust to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured creditors.

      6.2 RESTRICTION AGAINST ASSIGNMENT. The benefits provided hereunder will not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, either voluntarily or involuntarily, and any attempt to cause such benefits to be so subjected will not be recognized, except to such extent as may be required by law.

      6.3 GOVERNING LAW. The provisions of the Plan shall be construed, administered and governed under the laws of the State of Ohio.

      6.4 ENTIRE AGREEMENT. This Plan contains all of the terms agreed upon between the parties with respect to the subject matter hereof.

      6.5 WAIVER AND ESTOPPEL. No term, condition, or provision of this Plan shall be deemed to be waived, and there shall be no estoppel against enforcing any provision of the Plan, except through a writing of the party to be charged by the waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless explicitly made so, and it shall operate only with regard to the specific term or condition waived, and shall not be deemed to waive such term or condition in the future, or as to any act other than specifically waived. No Participant or Beneficiary other than as named or described by class in the waiver shall be entitled to rely on the waiver for any purpose.

      6.6 BINDING EFFECT. The Plan shall be binding upon a Participating Trust, its successors and assigns, and upon each Trustee or person claiming benefits hereunder and upon their heirs, executors, administrators, successors and assign, and the obligations of this Plan are not binding upon any of the Trusts' shareholders individually, but shall bind only the Trust estate.


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

      6.7 INVALIDITY OF TERM OR PROVISION. If any term or provision of this Plan or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Plan, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.

      6.8 TITLES AND HEADINGS. Titles of Articles and headings of Sections are for general information only and this Plan is not to be construed by reference thereto.

IN WITNESS WHEREOF, the Company has caused this amended and restated Plan to be executed by its duly authorized officers this 29th day of December, 2000.

                                                  TRUSTS

                                                  By: /s/ Jill McGruder
                                                      --------------------------
                                                      Jill McGruder, President

                                                  By: /s/ Tina D. Hosking
                                                      --------------------------
                                                      Tina D. Hosking, Secretary

                                   APPENDIX A

PARTICIPATING TRUST                                            EFFECTIVE DATE
-------------------                                            --------------

Touchstone Variable Series Trust                               January 1, 2001

Touchstone Investment Trust                                    January 1, 2001

Touchstone Tax-Free Trust                                      January 1, 2001

Touchstone Strategic Trust                                     January 1, 2001

Touchstone Funds Group Trust                                   February 17, 2006

Touchstone Institutional Funds Trust                           February 17, 2006


                                       9
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                                 AMENDMENT NO. 2
                               TOUCHSTONE TRUSTEE
                           DEFERRED COMPENSATION PLAN

      WHEREAS, The Western and Southern Life Insurance Company ("Company") adopted the Touchstone Trustee Deferred Compensation Plan ("Plan") effective as of January 1, 2001; and

      WHEREAS, this Plan is intended to comply with Section 409A of the Internal Revenue Code and official guidance issued thereunder; and

      WHEREAS, Section 5.1 of the Plan provides that the Company may amend the Plan at any time.

      NOW, THEREFORE, the Touchstone Trustee Deferred Compensation Plan is hereby amended as follows:

      1. Section 1.1 (a)(l 4) is amended in its entirety effective January 1, 2005 to read as follows:

      "Unforeseeable Emergency" means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

      2. Section 4.2(d) is added effective as of January 1, 2005, to read as follows:

            (d) Deferred Benefit Commencement. For purposes of this Section 4.2, a Participant may elect to change the method of distribution or defer the commencement of distributions beyond the latest date elected if the following conditions are met:

                  (i) The election is made in writing to the Benefits Department not less than 12 months before the first scheduled payment;

                  (ii) the election is effective no earlier than 12 months after it is made; and

                  (iii) except for distributions attributable to an Unforeseen
                        Emergency, death, or disability, the first payment covered by the subsequent election must be deferred for at least five years from when it would otherwise have been paid.

            Notwithstanding the above, no subsequent election to change the timing of distributions shall accelerate the time or schedule of any payment under the Plan.

      IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officers as of March 1, 2008.

                                     THE WESTERN AND SOUTHERN
                                     LIFE INSURANCE COMPANY


                                     BY: /s/ John F. Barrett
                                         ---------------------------------------
                                         John F. Barrett, Chairman of the Board,
                                         President and Chief Executive Officer


                                     BY: /s/ James N. Clark
                                         ---------------------------------------
                                         James N. Clark, Secretary

                                 AMENDMENT NO. 1
                               TOUCHSTONE TRUSTEE
                           DEFERRED COMPENSATION PLAN

      WHEREAS, the Touchstone Variable Series Trust, Touchstone Investment Trust, Touchstone Tax-Free Trust, and Touchstone Strategic Trust (hereinafter collectively referred to as the "Trusts") adopted the Touchstone Trustee Deferred Compensation Plan ("Plan") effective as of January 1, 2001; and

      WHEREAS, the Trusts provided in the Plan that The Western and Southern Life Insurance Company ("Company") has the authority to both administer and amend the Plan at any time; and

      WHEREAS, effective January l, 2005, Section 409Aof the Internal Revenue Code imposed new requirements for nonqualified deferred compensation arrangements; and

      WHEREAS, the Internal Revenue Service has established certain transition rules to permit nonqualified deferred compensation plans to come into compliance with Section 409A.

      NOW, THEREFORE, the Touchstone Trustee Deferred Compensation Plan is hereby amended as follows:

      Article IV is amended by adding the following section to read as follows:

            409A Transition Rule - Changing the Date and Method of Distribution. In accordance with IRS Notice 2006-79 and for the period ending December 31, 2007 only, Participants may select a new Distribution Date that is before or after the Distribution Date previously elected. As with the prior Distribution Date, the new Distribution Date will apply to the entire Account Balance of the Participant except as otherwise provided in the preceding subsection. In addition, Participants may change their Method of Distribution.

            In no event shall any change in the Date or Method of Distribution under this subsection apply to any portion of an Account Balance otherwise due to be paid in 2007.

      IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officers as of October 1, 2007.

                                     THE WESTERN AND SOUTHERN
                                     LIFE INSURANCE COMPANY


                                     BY: /s/ John F. Barrett
                                         ---------------------------------------
                                         John F. Barrett, Chairman of the Board,
                                         President and Chief Executive Officer


                                     BY: /s/ James N. Clark
                                         ---------------------------------------
                                         James N. Clark, Secretary